PRESS RELEASE

Investor Contact:	Financial Contact:

Scott D. Peters President and CEO Healthcare Trust of America, Inc. 480-998-3478 scottpeters@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Announces the Close of its Equity Raise and Announces First
Quarter 2011 Dividends

Scottsdale, Arizona (December 7, 2010) — Healthcare Trust of America (the “Company” or “HTA”) announced today that it will be closing its current follow-on offering effective February 28, 2011. In addition, the Company announced that it has declared distributions for the months of January, February and March 2011. These distributions will be calculated based on stockholders of record each day during such month and will equal a 7.25% annualized rate based on a $10.00 share price.

“We have purchased approximately $551.7 million of medical office and healthcare related assets since January 1, 2010, and we have another approximately $266.5 million under contract, which we expect to close by year end. With the closing of approximately $800 million of acquisitions in 2010, we will have substantially invested the offering proceeds we have raised to date,” observed Scott D. Peters, Chief Executive Officer of HTA.

“HTA has completed a high volume of acquisitions. We have maintained low leverage and continue to place debt at current low interest rates. We have the benefit of a portfolio with occupancy above 90%. We have balance sheet flexibility, with among other things, a $275 million unsecured credit facility. These factors position HTA to achieve full distribution coverage going forward in 2011. We will continue to review our distribution policy on an ongoing basis, consistent with coverage,” stated Kellie S. Pruitt, HTA’s Chief Financial Officer.

“With the closing of our equity raise, and with the help of our lead strategic advisor, J.P. Morgan Securities LLC, we will continue to review the various liquidity alternatives available to us in an effort to further enhance stockholder value. Our objective is to implement the optimal strategy, which will provide both value and liquidity to our stockholders,” remarked Peters.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $551.7 million in medical office and healthcare-related assets. These assets include a total of 20 acquisitions representing approximately 2.6 million square feet. Since its formation in 2006, HTA has made 73 geographically diverse acquisitions valued at approximately $2.0 billion based on purchase price, which includes 218 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.01 million square feet and includes 198 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: we may not achieve full distribution coverage in the time period expected, we may not be able to execute a transaction that maximizes stockholder value or provides liquidity to our stockholders in the time period expected or at all; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.